Exhibit 3.22

ARTICLES OF ORGANIZATION Form 031
Filing fee: $50.00 revised 12/31/01
Deliver 2 copies to: Colorado Secretary of State
Business Division,
1560 Broadway, Suite 200
Denver, CO 80202-5169
This document must be typed or machine printed
Please include a self-addressed envelope	ABOVE SPACE FOR OFFICE USE ONLY

The undersigned, a natural person eighteen years of age or older, intending to organize a limited liability company pursuant to § 7-80-203, Colorado Revised Statutes (C.R.S.), delivers these Articles of Organization to the Colorado Secretary of State for filing, and states as follows:

1. The name of the limited liability company is: RTGC, LLC.

The name of a limited liability company must contain the term “limited liability company”, “ltd. liability company”, “limited liability co.”, or “ltd. liability co.” or the abbreviation “LLC” or “L.L.C.” §7-90-601(3)[(c), C.R.S.

2. If known, The principal place of business of the limited liability company is:

3. The name, and the business address, of the registered agent for service of process on the limited liability company are: Name The Corporation Company ; Business Address (must be a street or other physical address in Colorado) 1675 Broadway, Denver, CO 80202

If mail is undeliverable to this address, ALSO include a post office box address:

4. a. If the management of the limited liability company is vested in managers, mark the box

☐    “The management of the limited liability company is vested in managers rather than members.” The name(s) and business address(es) of the initial manager(s) is(are):

Name(s)	Business Address(es)

or

b. If management of the limited liability company is not vested in managers rather than members,

The name(s) and business address(es) of the initial member(s) is(are):

Name(s) Ruby Tuesday, Inc.	Business Address(es) 150 West Church Avenue, Maryville, Tennessee 37801

5. The address to which the Secretary of State may send a copy of this document upon completion of filing (or to which the Secretary of State may return this document if filing is refused) is: Daniel T. Cronk, 150 West Church Avenue, Maryville, Tennessee 37801

Organizer	/s/ Marguerite N. Duffy	Signer’s Name-printed	Marguerite N. Duffy
(individual’s signature)

OPTIONAL. The electronic mail and/or Internet address for this entity is/are: e-mail                                                                                  Web site

The Colorado Secretary of State may contact the following authorized person regarding this document:

name	Daniel T. Cronk	address	150 West Church Avenue, Maryville, TN 37801
voice	865-379-5730	fax	865-379-6826 e-mail

Disclaimer: This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user’s attorney.